UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 8, 2011

QAD Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22823	77-0105228
(State or other jurisdiction	(Commission	(IRS Employer Identification Number)
of incorporation)	File Number)

100 Innovation Place, Santa Barbara, California	93108
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (805) 566-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 8, 2011, QAD Inc. (the “Company”) entered into an unsecured credit agreement with Rabobank, N.A. (the “Facility”). The Facility provides a one-year commitment for a $20 million line of credit for working capital or other business needs. The Company will pay a commitment fee of one-quarter of one percent (0.25%) per annum of the daily average of the unused portion of the $20 million Facility. Borrowings under the Facility bear interest at a rate equal to LIBOR plus three-quarters of one percent (0.75%).

The Facility provides that the Company maintain certain financial and operating ratios which include, among other provisions, minimum liquidity on a consolidated basis of $25 million in cash and cash equivalents at all times, a current ratio of not less than 1.3 to 1.0 determined at the end of each fiscal quarter, a leverage ratio of not more than 1.5 to 1.0 determined at the end of each fiscal quarter, and a debt service coverage ratio of not less than 1.5 to 1.0 determined at the end of each fiscal year.  The Facility also contains customary covenants that could restrict the Company’s ability to incur additional indebtedness.

Item 1.02. Termination of a Material Definitive Agreement.

The Facility replaces the Company’s existing $20 million unsecured credit line with Bank of America N.A. which expired on July 9, 2011. The information provided in Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, the Company entered into the Facility with Rabobank, N.A on July 8, 2011. The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

d)	Exhibits.

10.1	Credit Agreement between the Registrant and Rabobank, N.A. effective as of July 8, 2011

10.2	Promissory Note between the Registrant and Rabobank, N.A. effective as of July 8, 2011

10.3	Disbursement Request and Authorization between the Registrant and Rabobank, N.A. effective as of July 8, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD Inc.
(Registrant)

Date: July 14, 2011	By	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer
(on behalf of the Registrant and as Principal Financial Officer)